Exhibit 10.19

AVEXIS, INC.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of July 24, 2015, by and between Thomas J. Dee (the “Executive”) and AveXis, Inc. (the “Company”).

RECITALS

A.                                    The Company desires the association and services of Executive and his skills, abilities, background and knowledge, and is willing to engage Executive’s services on the terms and conditions set forth in this Agreement.

B.                                    Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

C.                                    This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between Executive and the Company or any predecessor thereof.

AGREEMENT

In consideration of the foregoing, the parties agree as follows:

1.                                      EMPLOYMENT BY THE COMPANY.

1.1                               Position; Duties; Location. Subject to the terms and conditions of this Agreement, Executive shall hold the position of Chief Financial Officer. Executive’s activities shall be as directed by the Company’s Chief Executive Officer and shall have such duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies. Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement. Executive shall report to the Chief Executive Officer and shall work primarily from the Company’s headquarters, which are being established in Chicago, Illinois, provided that the Company reserves the right to require periodic business travel.

1.2                               Policies and Procedures. The employment relationship between the parties shall be governed by this Agreement and by the policies and practices established by the Company and/or the Board. In the event that the terms of this Agreement differ from or are in conflict with the Company’s policies or practices, this Agreement shall control.

1.3                               Exclusive Employment; Agreement not to Participate in Company’s Competitors. Except with the prior written consent of the Board, Executive will not during employment with the Company undertake or engage in any other employment, occupation or business enterprise. During Executive’s employment, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section.

1.4                               Start Date. Executive’s employment with the Company shall commence on August 3, 2015 (the “Start Date”).

2.                                      AT-WILL EMPLOYMENT.

Executive’s employment relationship with the Company is, and shall at all times remain, at-will. This means that either Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without cause or advance notice.

3.                                      COMPENSATION AND BENEFITS.

3.1                               Salary. The Company shall pay Executive a base salary at the annualized rate of $350,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary may be adjusted from time to time in the Company’s discretion.

3.2                               Performance Bonus. Each calendar year, Executive will be eligible to earn an additional cash bonus with a target bonus of forty percent (40%) of the Base Salary, based upon the Board’s assessment of Executive’s individual performance and the Company’s attainment of targeted goals as set by the Board in its sole discretion. In order to earn and receive the bonus, Executive must remain employed by the Company through and including the bonus payout date, which will be on or before March 15 of the year following the applicable calendar year for which the performance bonus is being measured. The determination of whether Executive has earned a bonus and the amount thereof shall be determined by the Board (and/or a committee thereof) in its sole and absolute discretion. The Company reserves the right to modify the bonus criteria and targets from year to year.

3.3                               Equity. Subject to approval by the Board and subject to the terms of the Company’s 2014 Stock Plan (the “Plan”), Executive will be granted an option (the “Option”) to purchase 118,884 shares of Common Stock of the Company pursuant to the

Plan (the “Option Shares”). The option agreement relating to the Option shall include the following terms:

(a)                                 Twenty-five percent (25%) of the Option Shares will vest on the first anniversary of the Start Date hereof and the remaining 75% shall vest in equal amounts at the end of each calendar month for the 36-month period following the first anniversary of the date hereof; provided that, notwithstanding the foregoing, in the event the Company shall experience a Sale Event, the vesting of the Option Shares shall accelerate such that 100% of such Option Shares vest as of the closing of the Sale Event. For purposes hereof, “Sale Event” shall mean the date on which the Company enters into a binding agreement pursuant to which: (A) any person, including a “group” as defined below, will acquire ownership of all or substantially all of the Company’s equity, excluding any acquisition of stock by a person or group of persons who were members or shareholders of such company immediately prior to such acquisition; or (B) any person, including a “group” as defined below, will acquire all or substantially all of the assets of the Company. For purposes of this Section 3.3(a), the term “group” shall have the same meaning as in Section 13(d)(3) of the Securities Exchange Act of 1934. None of the following shall constitute a Sale Event for purposes of this Agreement: (x) the sale of stock of the Company or any successor in an initial public offering, (y) any restructuring, merger or conversion of the Company to a corporation or to an entity organized under the laws of any jurisdiction other than the jurisdiction of the applicable company’s organization, whether by merger, conversion, consolidation, contribution of shares or assets, or otherwise, and where members immediately before such restructuring, merger or conversion own any of the capital and voting interests of the resulting or surviving corporation or entity, or (z) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. Furthermore, and notwithstanding anything in this Section 3.3(a) to the contrary, an event which does not constitute a change in the ownership, a change in the effective control, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Section 1.409A-3(i)(5) of the Treasury Regulations (Title 26 of the Code of Federal Regulations, as amended from time to time), shall not constitute a Sale Event for purposes of this Agreement.

(b)                                 The exercise price of the Option will be equal to the fair market value of the Company’s Common Stock on the date of grant of the Option, as determined by the Board in its sole discretion.

The Option will be conditioned upon the execution of an option agreement pursuant to the terms of the Plan and shall be governed solely by the option agreement, the Plan and other documents issued in connection with the grant. It is understood and agreed that the Company will have no obligation to grant additional equity to Executive.

3.4                               Standard Company Benefits. Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company employees. The Company reserves the right to modify, add or eliminate benefits from time to time.

3.5                               Vacation. Executive shall be eligible to accrue vacation time at the rate of fifteen (15) days per year in accordance with the Company’s vacation policy. Vacation is to be taken at such intervals as shall be appropriate and consistent with the proper performance of Executive’s duties hereunder and as and to the extent permitted under the Company’s vacation policy.

3.6                               Expense Reimbursements. The Company will reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company’s usual expense reimbursement policies.

4.                                      CONFIDENTIAL INFORMATION AND POST-EMPLOYMENT OBLIGATIONS.

As a condition of employment Executive agrees to execute and abide by the Company’s Confidential Information, Inventions Assignment, Non-Competition and Non-Solicitation Agreement (“Confidentiality Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidentiality Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

5.                                      TERMINATION OF EMPLOYMENT.

5.1                               Termination For Cause or Resignation Without Good Reason. If at any time Executive’s employment is terminated by the Company for Cause (defined below), or Executive resigns for any reason other than Good Reason (defined below), the Company shall pay Executive any base salary earned and unused vacation benefits accrued through the date of termination, at the rates then in effect, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive, except as may otherwise be required by law.

5.2                               Termination Without Cause or Resignation For Good Reason. If at any time Executive’s employment is terminated without Cause or Executive resigns for Good Reason (as both are defined below), then the Company shall pay Executive any earned but unpaid base salary and unused vacation benefits accrued through the date of termination, at the rates then in effect, less standard deductions and withholdings. In addition, if Executive furnishes to the Company an executed waiver and release of claims in a form to be provided by the Company, which may include an obligation for Executive to provide reasonable transition assistance (the “Release”) within the time period specified therein, but in no event later than forty-five days following Executive’s termination, and if Executive allows such Release to become effective in accordance with its terms, then the Company shall continue payment of Executive’s Base Salary as in effect immediately preceding the last day of the Employment Term (ignoring any decrease in Base Salary that forms the basis for Good Reason), for a period of twelve (12) months following the termination date on the Company’s regular payroll dates; provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date. In addition, in the event that Executive elects COBRA continuation coverage, the Company shall pay Executive’s COBRA premiums until the earlier of twelve months following the termination of employment or the date Executive becomes eligible for coverage under another employer’s health plan.

5.3                               Termination Without Cause or Resignation For Good Reason Following a Sale Event. If Executive’s employment is terminated by the Company without Cause or Executive resigns for Good Reason (as both are defined below) within twelve (12) months following a Sale Event (as defined above), then the Company shall pay Executive any base salary and accrued and unused vacation benefits earned through the date of termination, at the rates then in effect, less standard deductions and withholdings. If Executive furnishes to the Company an executed Release (as defined above) within the time period specified therein, but in no event later than forty-five (45) days following Executive’s termination, and if Executive allows such Release to become effective in accordance with its terms, then in lieu of the benefits provided to Executive in Section 5.2, the Company shall continue payment of Executive’s Base Salary as in effect immediately preceding the last day of the Employment Term (ignoring any decrease in Base Salary that forms the basis for Good Reason), for a period of eighteen (18) months following the termination date on the Company’s regular payroll dates; provided, however, that any payments otherwise scheduled to be made prior to the effective date of the Release (namely, the date it can no longer be revoked) shall accrue and be paid in the first payroll date that follows such effective date with subsequent payments occurring on each subsequent Company payroll date. In addition, in the event that Executive elects COBRA continuation coverage, the Company shall pay Executive’s COBRA premiums until the earlier of eighteen months following the termination of employment or the date Executive becomes eligible for coverage under another employer’s health plan.

5.4                               Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Cause” shall mean the occurrence of any of the following: (i) Executive’s conviction of any felony or any crime involving fraud or dishonesty; (ii) Executive’s participation in a fraud, act of dishonesty or other act of gross misconduct that adversely affect the Company; (iii) conduct by Executive that demonstrates Executive’s gross unfitness to serve; (iv) Executive’s violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company; (v) Executive’s breach of any material term of any contract between such Executive and the Company, including but not limited to this Agreement and the Confidentiality Agreement; and/or (vi) Executive’s material violation of material Company policy. Whether a termination is for Cause shall be decided by the Board in its sole and exclusive judgment and discretion. Prior to any termination for Cause pursuant to each event listed in (v) and (vi) above, to the extent such event(s) is capable of being cured by Executive, (A) the Company shall give the Executive notice of such event(s), which notice shall specify in reasonable detail the circumstances constituting Cause, and (B) there shall be no Cause with respect to any such event(s) if the Board determines in good faith that such events have been cured by Executive within fifteen (15) days after the delivery of such notice.

(b)                                 “Good Reason” for Executive to terminate his employment hereunder shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction by the Company of Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive team compensation, such reduction shall not constitute Good Reason; (ii) a material breach of this Agreement by the Company; (iii) the relocation of Executive’s principal place of employment, without Executive’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; or (iv) a material reduction in Executive’s duties, authority, or responsibilities relative to Executive’s duties, authority, or responsibilities in effect immediately prior to such reduction unless Executive is performing duties and responsibilities for the Company or its successor that are similar to those Executive was performing for the Company immediately prior to such transaction (for example, if the Company becomes a division or unit of a larger entity and Executive is performing duties for such division or unit that are similar to those Executive was performing prior to such transaction but under a different title as Executive had prior to such transaction, there will be no “Good Reason”). Provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

5.5                               Effect of Termination. Executive agrees that should his employment be terminated for any reason, he shall be deemed to have resigned from any and all positions with the Company, including, but not limited, to a position on the Board and all positions with any and all subsidiaries of the Company.

5.6                               Section 409A Compliance. It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations Sections 1.409A-1(b)(4), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. Notwithstanding anything to the contrary in this Agreement, if any severance pay or benefits are deferred compensation under Section 409A, and the period during which Executive may sign the Release begins in one calendar year and the first payroll date following the period during which Executive may sign the Release occurs in the following calendar year, then the severance pay or benefit shall not be paid or the first payment shall not occur until the later calendar year. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of termination to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any of the payments set forth herein are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of termination, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.

6.                                      GENERAL PROVISIONS.

6.1       Representations and Warranties. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

6.2       Advertising Waiver. Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which Executive’s name and/or pictures of Executive appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

6.3       Miscellaneous. This Agreement, along with the Confidentiality Agreement, constitutes the complete, final and exclusive embodiment of the entire agreement between Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized member of the Board. This Agreement will bind the heirs, personal representatives, successors and assigns of both Executive and the Company, and inure to the benefit of both Executive and the Company, and to his and its heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Illinois as applied to contracts made and to be performed entirely within Illinois. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

AVEXIS, INC.

	By:	/s/ Sean P. Nolan
		Name:	Sean P. Nolan
		Title:	Chief Executive Officer

Accepted and agreed:

/s/ Thomas J. Dee
Thomas J. Dee